Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of Once Upon a Farm, PBC (the “Company,” “we,” “us,” and “our”) is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation (the “certificate of incorporation”) and bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K to which this description is also an exhibit, and the Delaware General Corporation Law (the “DGCL”).

Authorized Shares

The authorized capital stock of the Company consists of 1,000,000,000 shares of common stock, par value of $0.0001 per share, and 100,000,000 shares of preferred stock, par value of $0.0001 per share.

Common Stock

Voting Rights

Each share of our common stock entitles its holder to one vote per share on all matters to be voted upon by the stockholders. There is no cumulative voting, which means that a holder or group of holders of more than 50% of the shares of our common stock can elect all of our directors.

Dividend Rights

The holders of our common stock are entitled to receive, and will share ratably in, dividends when and as declared by our board of directors from legally available sources, subject to the prior rights of the holders of our preferred stock, if any.

Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that our board of directors may designate and issue in the future.

Liquidation Rights

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of claims of creditors.

Conversion, Redemption, or Sinking Fund Provisions

Our common stock is not subject to conversion, redemption, or sinking fund provisions.

Preferred Stock

Our board of directors is authorized to issue our preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences, and rights of the shares of each series and any qualifications, limitations, or restrictions thereof, in each case without further action by our stockholders. Subject to the terms of any series of preferred stock so designated, our board of directors is also authorized to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and could adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Anti-Takeover Provisions

Below are brief summaries of various anti-takeover provisions contained primarily in our organizational documents. We believe the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Anti-Takeover Statute

Our certificate of incorporation provides that we are not governed by Section 203 of the DGCL which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

However, our certificate of incorporation includes a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder. These restrictions do not apply to any business combination involving CAVU Venture Partners II, LP, CAVU Venture Partners III, LP, CAVU Venture Partners IV, LP, and TNG Investors LP, which are investment funds managed by CAVU Consumer Partners LLC (collectively, “CAVU”) or S2G Ventures Fund I, L.P., S2G Ventures Fund II, L.P., and S2G Builders Food and Agriculture Fund III, L.P., which are investment funds managed by S2G Investments, LLC (collectively “S2G”) or any affiliate of CAVU or S2G or their respective direct and indirect transferees, on the one hand, and us, on the other.

Additionally, we would be able to enter into a business combination with an interested stockholder if:

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before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;
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upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) stock held by directors who are also officers of our Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or
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following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.

In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” is any person who, together with affiliates and associates, is the owner of 15% or more of our outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination. Our certificate of incorporation provides that CAVU and S2G, and any of their respective direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

This provision of our certificate of incorporation could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Undesignated Preferred Stock

As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.

Board Classification

Our certificate of incorporation provides for a board of directors comprised of three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors without cause could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Action by Written Consent; Special Meetings of Stockholders

Our certificate of incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our common stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. In addition, our certificate of incorporation provides that special meetings of the stockholders may be called only by the chairperson of our board of directors, our Chief Executive Officer, or our board of directors. Stockholders may not call a special meeting of stockholders, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our common stock to take any action, including the removal of directors.

Advance Notice Procedures

Our bylaws set forth advance notice procedures with respect to stockholder proposals and stockholder nomination of candidates for election as directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Removal of Directors; Vacancies

Our certificate of incorporation provides that directors may only be removed for cause by the affirmative vote of at least two thirds of the voting power of our outstanding common stock. Our board of directors has the sole power to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise.

No Cumulative Voting

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of the common stock outstanding will be able to elect all of our directors. The absence of cumulative voting makes it more difficult for a minority stockholder to nominate and elect a director to our board of directors in order to influence our board of directors’ decision regarding a takeover or otherwise.

Public Benefit Corporation Status

As a public benefit corporation, our board of directors is required by the DGCL to manage or direct our business and affairs in a manner that balances the pecuniary interests of our stockholders, the best interests of those materially affected by our conduct, and the specific public benefit identified in our certificate of incorporation. Under the DGCL, our stockholders may bring a derivative suit to enforce this requirement only if they own (individually or collectively), the lesser of 2% of our outstanding shares or shares with a market value of at least $2 million as of the date the action is instituted.

We believe that our public benefit corporation status will make it more difficult for another party to obtain control of us without maintaining our public benefit corporation status and purpose.

Supermajority Requirements for Amendment of Charter and Bylaw Provisions

Our certificate of incorporation provides that the affirmative vote of holders of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock is required to amend certain provisions of our certificate of incorporation, including (i) provisions relating to the requirement of a two-thirds vote for stockholders to amend our certificate of incorporation or bylaws; (ii) provisions providing for a classified board of directors; (iii) provisions regarding the resignation and removal of directors; (iv) provisions relating to business combinations with interested stockholders; (v) provisions relating to stockholders acting by written consent and the calling of special meetings of stockholders; (vi) provisions relating to filling vacancies on the board of directors; (viii) provisions eliminating monetary damages for breaches of fiduciary duty by a director; and (ix) provisions establishing the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation. Our certificate of incorporation also provides that our board of directors may from time to time adopt, amend, alter, or repeal our bylaws without stockholder approval. The stockholders may adopt, amend, alter, or repeal our bylaws by the affirmative vote of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock.

The combination of these provisions will make it more difficult for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for another party to effect a change in management.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management.

Opportunity

Section 122(17) of the DGCL permits a corporation to renounce, in advance, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of a corporation in certain classes or categories of business opportunities. Where business opportunities are so renounced, certain of our officers and directors will not be obligated to present any such business opportunities to us. Our certificate of incorporation provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee, managing director, or other affiliate of CAVU or S2G will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to CAVU or S2G, as applicable, instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director, or other affiliate has directed to CAVU or S2G, as applicable. This provision may not be modified without the written consent of CAVU or S2G until such time as CAVU or S2G does not own any of our outstanding shares of common stock.

Choice of Forum

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the DGCL; (iv) any action regarding our certificate of incorporation or our bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. This provision does not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the U.S. federal courts have exclusive jurisdiction. These provisions provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive-forum provision. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of, and consented to, the forum provisions in our certificate of incorporation. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

Listing

Our common stock is listed on the NYSE under the symbol “OFRM.”